UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 17, 2008
A. SCHULMAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-7459	34-0514850

(State or other jurisdiction of incorporation)	(Commission File Number)	( IRS Employer Identification No.)

3550 West Market Street, Akron, Ohio	44333

(Address of principal executive offices)	(Zip Code)
(330) 666-3751

(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
     On December 17, 2008, A. Schulman, Inc. (the “Company”) executed amendments to the employment agreement of Joseph M. Gingo, the Company’s President and Chief Executive Officer (the “Gingo Amendments”), which was initially executed on December 17, 2006 (the “Gingo Agreement”). In addition, the Company executed an amended and restated employment agreement with Paul F. DeSantis, the Company’s Vice President and Chief Financial Officer (the “Amended DeSantis Agreement”), which supersedes and replaces Mr. DeSantis’ prior employment agreement, which was executed on January 4, 2006. The material amendments provided in the Gingo Amendments and the Amended DeSantis Agreement are discussed below, which discussion is qualified in its entirety by reference to the complete texts of such agreements, each of which is attached hereto as Exhibit 10.1 and 10.2, respectively, and is incorporated by reference herein.
The Gingo Amendments

•	The Gingo Agreement has been modified to provide for an automatic one-year extension of the term of Mr. Gingo’s employment with the Company until December 31, 2011, provided that neither the Company nor Mr. Gingo provides notice of non-extension prior to October 1, 2009.

•	The Gingo Agreement has been expanded to provide the Company with non-competition/non-solicitation protection for a period of one year under all possible termination scenarios. As part of this non-competition/non-solicitation expansion, certain amounts previously payable to Mr. Gingo under certain termination scenarios have been allocated as consideration for his expanded non-competition/non-solicitation obligations.

•	The Gingo Amendments confirm that, effective November 1, 2008, Mr. Gingo’s annual base salary is set at $775,000.00.

•	The Gingo Amendments confirm that Mr. Gingo’s annual bonus plan award leverage range shall be from 0 to 200% of target. Such amendment was implemented in order to conform the Gingo Agreement to the terms of the 2009 Bonus Plan and to make the Gingo Agreement consistent with the leverage range that is applicable to other executive officers of the Company.

•	The effective date of the Gingo Amendments is January 1, 2009.

•	The Gingo Amendments provide certain other amendments and modifications to the terms of the Gingo Agreement in order to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations issued thereunder.

The Amended DeSantis Agreement

•	Pursuant to the Amended DeSantis Agreement, the term of Mr. DeSantis’ employment with the Company has been modified. The term of the Amended DeSantis Agreement commences January 1, 2009 and ends on December 31, 2009 (the “Initial Term”); provided, however, at the end of the Initial Term and any subsequent Extended Term, the Amended DeSantis Agreement shall automatically be extended for a term of one year (an “Extended Term”), unless either Mr. DeSantis or the Company provides notice of non-extension not less than 30 days prior to the expiration of the Initial or an Extended Term. Under the terms of Mr. DeSantis’ prior employment agreement with the Company, the term of Mr. DeSantis’ employment consisted of a three-year evergreen term.

•	The non-competition/non-solicitation provisions covering Mr. DeSantis have been expanded to provide the Company with non-competition/non-solicitation protection for a period of one year under all possible termination scenarios. As part of this non-competition/non-solicitation expansion, certain amounts previously payable to Mr. DeSantis under certain termination scenarios have been allocated as consideration for his expanded non-competition/non-solicitation obligations.

•	The Amended DeSantis Agreement provides Mr. DeSantis with a partial excise tax gross-up payment upon termination. In the event that any payment, benefit or right to be paid or distributed, in connection with a change-in-control or termination, is subject to an excise tax imposed by Sections 280G and 4999 of the Code, the Company shall provide Mr. DeSantis with an excise tax gross-up payment equal to the amount of such excise tax imposed. The Company has agreed to provide Mr. DeSantis with this tax gross-up benefit as compensation for the following: (1) the shortened contractual term provided in the Amended DeSantis Agreement; and (2) the expanded non-competition/non-solicitation obligations provided in the Amended DeSantis Agreement. Additionally, in extending tax-gross up benefits to Mr. DeSantis, the Company sought to align the tax benefits provided to Mr. DeSantis with those provided to Mr. Gingo.

•	The Amended DeSantis Agreement provides numerous other amendments and modifications to Mr. DeSantis’ prior employment agreement in order to comply with the provisions of Section 409A of the Code, and the final regulations issued thereunder.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
     (d) Exhibits.

Exhibit Number	Description
10.1	First Amendment to Employment Agreement of Joseph M. Gingo, dated December 17, 2008.

10.2	Amended and Restated Employment Agreement of Paul F. DeSantis, dated December 17, 2008.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. Schulman, Inc.
By:	/s/ David C. Minc
David C. Minc
Vice President, General Counsel and Secretary

Date: December 23, 2008